                                                                    Exhibit 4.54



                     Dated this 30th day of October, 2002
                                ----        -------  ----



                                     Between



                    CHARTERED SEMICONDUCTOR MANUFACTURING LTD



                                       And



                          ST ASSEMBLY TEST SERVICES LTD








                       ----------------------------------

                              AMENDED AND RESTATED
                          TURNKEY SUBCONTRACT AGREEMENT
                                       FOR
                    SORT, ASSEMBLY AND/OR FINAL TEST SERVICES

                       ----------------------------------

                                    CONTENTS

Clause                                                                                             Page
------                                                                                             ----
 1.  DEFINITIONS                                                                                     1

 2.  END CUSTOMER                                                                                    2

 3.  SORT, ASSEMBLY AND FINAL TEST SERVICES                                                          3

 4.  PLANNING                                                                                        4

 5.  PURCHASE ORDERS                                                                                 4

 6.  PRICING AND PAYMENT TERMS                                                                       5

 7.  QUALITY CONTROL AND INSPECTION                                                                  5

 8.  PERFORMANCE                                                                                     5

 9.  SPECIFICATION CONTROL                                                                           6

10.  PRODUCTION HALTS                                                                                6

11.  PROCEDURE FOR CUSTOMER RETURN                                                                   6

12.  DELIVERY                                                                                        7

13.  TERM AND TERMINATION                                                                            8

14.  FORCE MAJEURE                                                                                   9

15.  INDEMNITY                                                                                       9

16.  LIMITATION OF LIABILITY                                                                        10

17.  CONFIDENTIALITY                                                                                11

18.  APPLICABILITY OF AGREEMENT TO AFFILIATE                                                        11

19.  NOTICES                                                                                        11

20.  WAIVER AND REMEDIES                                                                            12

21.  SEVERANCE                                                                                      12

22.  ENTIRE AGREEMENT                                                                               13

23.  NO ASSIGNMENT OR SUB-CONTRACTING                                                               13

24.  GOVERNING LAW                                                                                  13

APPENDIX A - SPECIFICATIONS RELATING TO THE SORT, ASSEMBLY AND/OR FINAL TEST OF WAFERS
 AND/OR UNITS                                                                                       15

THIS AMENDED AND RESTATED TURNKEY SUBCONTRACT AGREEMENT is made this 30th day of October, 2002 (the 'Effective Date') by and between:-

(1) CHARTERED SEMICONDUCTOR MANUFACTURING LTD, a company incorporated in Singapore, with its principal place of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406 (hereinafter referred to as 'Chartered'); and

(2) ST ASSEMBLY TEST SERVICES LTD, a company incorporated in Singapore, with its principal place of business at 5 Yishun Street 23, Singapore 768442 (hereinafter referred to as 'STATS').

WHEREAS

(A) Chartered is desirous of manufacturing Wafers and/or Units (as hereinafter defined) for End Customers (as hereinafter defined) on a sorted, assembled and/or final tested basis. This will involve the manufacture of Wafers by Chartered and the subsequent subcontracting of the sort, assembly and/or final test services related to Wafers and/or Units to a third-party;

(B) STATS is in the business of performing sort, assembly and final test services related to Wafers and/or Units;

(C) On March 21, 2000, Chartered and STATS entered into a Turnkey Subcontract Agreement for the purpose of having STATS perform the sort, assembly and/or final test services for Wafers and/or Units; and

(D) The Parties desire to amend and restate the Turnkey Subcontract Agreement on the terms set out below.

NOW  IT IS HEREBY AGREED as follows :-


1.   DEFINITIONS

1.1 In this Agreement, unless otherwise defined or the context otherwise requires, the following words and expressions shall bear the following meanings:-

     'Affiliate' means Chartered's joint venture fabs, Silicon Manufacturing Partners Pte Ltd and Chartered Silicon Partners Pte Ltd, and such other corporation that may be agreed to by the Parties from time to time.

     'End Customer' means Chartered's customer who has appointed Chartered as manufacturer of Wafers and/or Units on a sorted, assembled and/or final tested basis.

     'Parties' mean collectively Chartered and STATS, and 'Party' shall mean any one of them.

     'Products' mean End Customer's integrated circuit products identified by Chartered and/or End Customer's product part numbers.

     'Technical Matters' mean all matters related to (a) transfer, evaluation and release of test programs for sort and/or final test, (b) probecard and/or loadboard configuration; (c) determination of gross die per Wafer ('gdpw'), net die per Wafer ('ndpw'), sort test time and final test time;
     (d) tester platform and package information; (e) test and/or process flow requirements; (f) bonding diagram, marking instructions, assembly process requirements and qualification requirements and bill of materials, (g) quality and reliability requirements; and (h) such other matters that the Parties may mutually designate in writing from time to time as 'Technical Matters'.

     'Units' mean finished die in packaged form.

     'Wafer' means 150mm, 200mm and / or 300mm silicon wafers manufactured by Chartered and containing finished die for the Products.

     'Works' mean the sort, assembly and/or final test services to be performed by STATS with respect to the Wafers and/or Units, and/or such other services and activities which STATS shall provide to Chartered, including without limitation, shipping services to End Customer.

1.2 References to recitals, clauses and appendices are references to recitals, clauses and appendices of this Agreement.

1.3 The headings in this Agreement are inserted for convenience only and shall be ignored in the interpretation of this Agreement.

1.4 Unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and words importing a person shall include a company or corporation and vice versa.


2.   END CUSTOMER

2.1 Where expedient, Chartered may authorise STATS to communicate directly with End Customer on any Technical Matters. In this regard, STATS shall provide regular updates to Chartered regarding the exchange of information including copying (when requested by Chartered) of all correspondence between STATS and End Customer to Chartered. For the purposes of this Agreement, where the communication between Chartered and STATS is related to Technical Matters, references to 'Chartered' shall, where the context so requires, also include End Customer.

2.2 STATS shall have no authority nor shall STATS hold out to End Customer as having the authority or right to assume, create or undertake any obligation of any kind whatsoever, expressed or implied, on behalf of or in the name of Chartered, without the prior written consent of Chartered.

2.3 Chartered may consign equipment for the Works, or where mutually agreed in writing procure the direct consignment of End Customer's equipment, to STATS for use exclusively in performing the Works for End Customer. With respect to STATS owned equipment, STATS shall keep Chartered informed and updated on any equipment upgrades.


3.   SORT, ASSEMBLY AND FINAL TEST SERVICES

3.1 STATS shall undertake the sort, assembly and/or final test services in accordance with the terms of this Agreement.

3.2 Chartered shall provide at its own expense requisite quantities of probecards and loadboard per project. STATS shall be responsible for the maintenance of and damage to the probecards and loadboards.

3.3 Chartered shall ensure that End Customer supplies to STATS all test programs to be used in the Works (the 'Test Programs'), including the necessary correlation units for correlation, including probecard wafers and golden wafers. STATS may initiate and modify in any manner such Test Programs without the prior written consent of Chartered, provided STATS shall not implement such modified Test Program without Chartered's prior written consent. STATS shall, at the written request of Chartered, develop Test Programs or undertake Test Program conversion on such terms and conditions to be mutually agreed.

3.4 Chartered shall approve and bear the cost of all other non-recurring engineering charges to be incurred in the Works.

3.5 STATS shall be responsible for the maintenance of or damage to goods consigned by End Customer to STATS (the 'Consigned Goods'), save that STATS shall not be responsible for damage to the Consigned Goods due to fair wear and tear and acts of God or arising out of the negligence, default, acts or omissions to act of Chartered's employees, agents or contractors. For the purposes of this Agreement, Consigned Goods shall mean testers, correlation wafers, golden wafer, golden units, probecard wafers and software.

3.6 Chartered shall obtain and maintain liability insurance and insurance against loss or damage (including, without limitation, loss by fire, theft and such other risks of loss as are customarily insured against) to the Wafers and/or Units (including tested and untested Wafers and/or Units, and packaged and unpackaged Wafers and/or Units) and all loadboards, probecards, and Consigned Goods purchased or procured by Chartered for the performance of the Works. Such insurance shall (subject to Clause 16.1) be in such amounts, in such form and with such insurers as Chartered deems appropriate.

3.7 STATS shall be responsible to put in place a disaster recovery plan to ensure a commercially reasonable recovery to operational level from any disasters, accidents, mishaps, unforeseen circumstances or acts of God.


4.   PLANNING

4.1 Chartered shall provide to STATS not later than the 30th day of each calendar month, its rolling 6-monthly forecast of its monthly volume requirements for the performance of the Works for each Product. Chartered shall not be liable for any direct or indirect materials incurred by STATS in reliance of the said forecasts if Chartered's confirmed orders are less than Chartered's forecast orders for the Works, provided that Chartered shall only be liable for materials unique to End Customer's requirements based on Chartered's forecast for the Works up to a maximum of 1 month plus lead time for the procurement of the unique material. STATS shall declare all unique materials and lead time to Chartered, and the said lead time shall be mutually agreed to by the Parties.

4.2 STATS shall use best efforts to meet Chartered's forecast volumes and to address any potential capacity issues, STATS shall be responsible to provide a back-up plan that enables them to support their commitment to Chartered's volume requirements. STATS shall keep Chartered informed of its capacity situation and provide Chartered with sufficient pre-warning of any capacity issues that STATS may experience. Chartered agrees that it shall work with STATS in the spirit of cooperation to develop the turnkey business for the mutual benefit of both Parties.


5.   PURCHASE ORDERS

5.1 Chartered may furnish STATS with blanket purchase orders or individual purchase orders for the Works.

5.2 All purchase orders issued by Chartered shall reference this Agreement. The terms and conditions of this Agreement shall exclusively govern the Works and shall override any conflicting, amending and/or additional terms contained in STATS' quotation and/or acceptance documents. No variation or addition to the terms and conditions contained in this Agreement shall be binding unless agreed in writing between the authorised representatives of the Parties.

5.3 Chartered's purchase order shall contain such information and requirements to be mutually agreed between the Parties.

5.4 In order for Chartered to place purchase orders with STATS, STATS shall respond to Chartered in accordance with the following time frames:

     (a)  Works Quote        within 24 hours of Chartered's RFQ for Works,
                             provided all relevant information is given to
                             STATS;
     (b)  NRE Quote          within 48 hours of Chartered's RFQ for NRE;

     (c)  Delivery Commit    within 12 hours of Chartered's schedule request for
                             orders within the forecasted volume, and within 48 hours of Chartered's schedule request for orders in excess of forecasted volumes.


6.   PRICING AND PAYMENT TERMS

6.1 The fees for the Works charged to Chartered shall be in accordance with the terms of any price schedule agreed to by the Parties from time to time for the Wafers and/or Units (the 'Agreed Price Schedule'). However in special circumstances related to an extra-ordinary End Customer requirement Chartered and STATS shall review the Agreed Price Schedule for that End Customer.

6.2 Unless otherwise set out in Chartered's applicable purchase order, payment for the Works shall be made by Chartered in United States dollars within 30 days from the date of the acceptance of the Works by Chartered. Chartered shall make payment by telegraphic transfer to an account nominated by STATS, or such other method requested by STATS.

6.3 All invoices issued by STATS for the Works shall identify the Wafers and/or Units and the relevant Chartered purchase order number, Product part number, description of items and quantity of items shipped and the type of services performed by STATS.

6.4 Chartered and STATS shall not disclose the terms of this Agreement, the Agreed Price Schedule, STATS quotation to Chartered or Chartered purchase order to STATS, to End Customer.


7.   QUALITY CONTROL AND INSPECTION

     In order to control and ensure quality assurance, Chartered will have the right at all reasonable times and on reasonable notice, either by itself or through its auditors, to inspect the assembly/ test lines, warehouse, facilities, equipment, materials, data, billings and systems connected with the Works, subject always to the confidentiality undertakings in Clause 17. STATS undertakes to make available all documentation and grant Chartered all necessary access rights for Chartered or its auditors to conduct audit as permitted under this Clause 7.

     STATS shall provide products/ services as procured with acceptable quality as defined in CHRT specifications.


8.   PERFORMANCE

8.1 STATS shall implement a continuous improvement program where STATS will work to reduce cycle time, reaching mutually agreed performance benchmarks.

8.2 STATS shall implement a continuous improvement program where STATS will work with Chartered on an ongoing basis to reduce costs against an agreed cost down target. Targets will be set based on cost analysis received and final pricing agreed between the Parties.


9.   SPECIFICATION CONTROL

9.1 Notwithstanding that Chartered will be referencing STATS standard manufacturing and quality flows and procedures, STATS shall at the same time be required to comply with Chartered standard operating specifications relating to back-end services and subcontractors. The list of applicable STATS specifications and Chartered specifications are set out in Appendix A hereto. In addition, STATS shall comply with such other specifications (including End Customer specifications and procedures) that Chartered may issue from time to time.


10.  PRODUCTION HALTS

10.1 Chartered may at any time request STATS to halt the Works still in-process as a result of reliability and quality issues, and STATS shall effect stoppage immediately. The Works shall remain on hold pending written directions from Chartered.

10.2 If Chartered decides to cancel any part of the halted Works, Chartered shall pay to STATS the cost of the work-in-progress only, as at the date of Chartered's written notice to halt the Works. The cost of the work-in-progress arising from the halt shall be borne by STATS if the Works halt was due to quality and reliability defects caused by STATS, without prejudice to Chartered's right to claim against STATS for any defects in Wafers and/or Units under Clause 11.

10.3 STATS shall, if commercially feasible, re-start the Works as soon as possible after receipt of Chartered's written request. The cost of re-start shall be borne by STATS if the Works halt was due to quality and reliability defects caused by STATS, without prejudice to Chartered's right to claim against STATS for any defects in Wafers and/or Units under Clause 11.


11.  PROCEDURE FOR CUSTOMER RETURN

11.1 STATS warrants that the Works performed and the Wafers and/or Units supplied hereunder shall conform to Chartered's specifications and will be free from any defects in workmanship, materials and manufacture for a period of 90 days from the date of acceptance of the Wafers and/or Units by Chartered, save for returns arising from field reliability failure, in which event the applicable warranty period shall be 1 year from the date of acceptance of the Wafers and/or Units by Chartered.

11.2 STATS shall be under no liability for probe yield in the Wafers or final test yield in the Units, unless the loss in yield is due to the Works performed by STATS.

11.3 With respect to Wafers' and/or Units returned with respect to this Clause 11, STATS shall at STATS' sole option, and at STATS' sole expense and with top priority, replace, repair, retest or rework the subject Wafers and/or Units. Such replaced, repaired, retested or reworked Wafers and/or Units shall be delivered Exworks (STATS' factory in Singapore) (Incoterms 2000) or such other delivery terms as may be specified by End Customer.

11.4 SUBJECT TO CLAUSE 16, THE FOREGOING STATES STATS' ENTIRE LIABILITY, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ALL CLAIMS BASED ON FAILURE OR DEFECTS IN WAFERS AND/OR UNITS. THE EXPRESS TERMS OF THIS AGREEMENT ARE IN LIEU OF ALL WARRANTIES, CONDITIONS, TERMS, UNDERTAKINGS AND OBLIGATIONS IMPLIED BY STATUTE, COMMON LAW, CUSTOM, TRADE USAGE, COURSE OF DEALING OR OTHERWISE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW AND STATS SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


12.  DELIVERY

12.1 Wafers shall be delivered by Chartered to STATS for the performance of the Works Exworks (STATS' factory in Singapore) (Incoterms 2000). Title to the Wafers and/or Units (including finished goods and work-in-progress) and equipment purchased or procured by Chartered for the performance of the Works, shall be vested in Chartered throughout the performance of the Works.

12.2 STATS shall strictly adhere to the cycle times that have been mutually agreed between the Parties, and good Wafers and/or Units and (if requested by Chartered or End Customer) reject Wafers and/or Units shall be delivered, Exworks (STATS' factory in Singapore) (Incoterms 2000). STATS shall immediately give Chartered written notice of any prospective failure to deliver within the Scheduled Delivery Date.

12.3 STATS shall deliver all quantities of Wafers and/or Units to Chartered and/or End Customer in STATS standard containers and packaging which comply with Chartered's specifications as notified by Chartered to STATS from time to time, with proper labels identifying the specific Product lot number and shall be accompanied by an invoice specifying the purchase order number, quantity and agreed processing documentation. STATS shall forward a copy of the bill of lading or the airway bill as soon as practicable to Chartered for the delivered Wafers and/or Units, and a monthly report furnishing the details of the month's shipment made to the End Customer, for GST billing purposes.

12.4 STATS shall not scrap any Wafers and/or Units without first seeking the prior written permission of Chartered.

12.5 If at any time, STATS decides to discontinue its manufacture of any of the parts due to equipment or process obsolescence, STATS shall notify Chartered in writing of its intention and ensure that Chartered receives such notification no less than 6 months before the intended date of discontinuance, in order to enable Chartered to place end-of-life orders before such intended date of discontinuance.


13.  TERM AND TERMINATION

13.1 This Agreement shall commence on the Effective Date and shall continue for a period of 3 years therefrom and shall thereafter be automatically renewed annually, unless earlier terminated in the following events :-

     (a)  by agreement of the Parties;

     (b) forthwith by either Party if the other commits any material breach of any term of this Agreement and which in the case of a breach capable of being remedied shall not have been remedied within 60 days of a written request to remedy the same;

     (c)  at the option of either Party, in any of the following events:-

          (i) the inability of the other Party to pay its debts in the normal course of business; or

          (ii) the other Party ceasing or threatening to cease wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation without insolvency; or

          (iii) any encumbrancer taking possession of or a receiver, trustee or judicial manager being appointed over the whole or any substantial part of the undertaking, property or assets of the other Party; or

          (iv) the making of an order by a court of competent jurisdiction or the passing of a resolution for the winding-up of the other Party or any company controlling the other Party, otherwise than for the purpose of a reconstruction or amalgamation without insolvency.

13.2 Termination of this Agreement pursuant to Clause 13.1 shall take effect immediately upon the issue of a written notice to that effect by the Party terminating the Agreement to the other. The termination of this Agreement however caused shall be without prejudice to any obligations or rights of either Party which have accrued prior to such termination and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect on or to continue in effect after such termination.


14.  FORCE MAJEURE

14.1 Each Party's obligations under this Agreement shall be suspended upon the occurrence of a force majeure event such as act of God, flood, earthquake, fire, explosion, act of government, war, civil commotion, insurrection, embargo, riots, lockouts, labour disputes affecting such Party, for such period as such force majeure event may subsist. Upon the occurrence of a force majeure event, the affected Party shall notify the other Party in writing of the same and shall by subsequent written notice after the cessation of such force majeure event inform the other Party of the date on which that Party's obligation under this Agreement shall be reinstated.

14.2 Notwithstanding anything in this Clause 14, upon the occurrence of a force majeure event affecting either Party, and such force majeure event continues for a period exceeding 6 consecutive months without a prospect of a cure of such event, the other Party shall have the option, in its sole discretion, to terminate this Agreement. Such termination shall take effect immediately upon the written notice to that effect from the other Party to the Party affected by the force majeure event.


15.  INDEMNITY

15.1 Chartered shall indemnify, hold harmless and defend STATS from and against any claim, suit, demand, or action alleging that the manufacture, sale, or other disposition of the Wafers and/or the Units or a process, design or Test Program licensed from or otherwise provided by Chartered or End Customer infringes a patent, copyright, trade secret, or any other proprietary right of any third-party, including, without limitation, any infringement based on specifications furnished by Chartered or End Customer or resulting from the use of any Test Program, equipment or process specified by Chartered or End Customer, and Chartered shall indemnify and hold harmless STATS against any and all direct losses, liabilities, damages, awards of settlement (including court costs) and expenses (including all reasonable attorney's fees, whether or not legal proceedings are commenced) arising from any such claim, suit, demand, or action.

15.2 STATS shall notify Chartered of any claim of infringement or of commencement of any suit, action, or proceedings against STATS (the 'STATS Proceedings') alleging infringement of any intellectual property rights of any third-party by Chartered's Wafers and/or Units or a process or design licensed from or otherwise provided by Chartered or End Customer or the use of a Test program provided by Customer, promptly after receiving notice thereof and shall provide reasonable assistance to Chartered (at Chartered's expense) in connection with the defence thereof. Chartered shall have the right in its sole discretion and at its expense to assume full control of the defence and settlement of any such STATS Proceedings and in any and all negotiations with respect thereto.

15.3 STATS shall indemnify, hold harmless and defend Chartered from and against any claim, suit, demand, or action alleging that the Works or any part of the Works infringes a patent, copyright, trade secret, or any other proprietary right of any third-party, and STATS shall indemnify and hold harmless Chartered against any and all direct losses, liabilities, damages, awards of settlement (including court costs) and expenses (including all reasonable attorney's fees, whether or not legal proceedings are commenced) arising from any such claim, suit, demand, or action.

15.4 Chartered shall notify STATS of any claim of infringement or of commencement of any suit, action or proceedings (the 'Chartered Proceedings') alleging infringement of any intellectual property rights of any third-party by the Works or any part of the Works, promptly after receiving notice thereof and shall provide reasonable assistance to STATS (at STATS' expense) in connection with the defence thereof. STATS shall have the right in its sole discretion and at its expense to assume full control of the defence and settlement of any such Proceedings and in any and all negotiations with respect thereto.

15.5 SUBJECT TO CLAUSE 16, EITHER PARTY'S AGGREGATE CUMULATIVE LIABILITY TO THE OTHER PARTY ARISING OUT OF THE INDEMNIFICATION UNDER THIS CLAUSE 15 SHALL NOT EXCEED THE TOTAL AMOUNT RECEIVED BY STATS FROM CHARTERED IN RESPECT OF THE PERFORMANCE OF THE WORKS BY STATS. THE FOREGOING STATES EACH PARTY'S ENTIRE LIABILITY AND OBLIGATION (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO INTELLECTUAL PROPERTY INFRINGEMENT OR CLAIMS THEREFOR REGARDING ANY PART OF THE WORKS PERFORMED PURSUANT TO THIS AGREEMENT.


16.  LIMITATION OF LIABILITY

16.1 STATS's liability to Chartered for Wafers or die destroyed or damaged by STATS shall not exceed 100% of the average selling price ('ASP') charged by STATS to Chartered for the Works rendered or to be rendered on the damaged or destroyed Wafers or die but STATS may, at its absolute discretion and on a goodwill basis reimburse Chartered in excess of the amount limited above.


16.2 Save as provided in Clauses 16.1, the total liability of either Party on all claims of any kind, whether in contract, tort (including negligence), strict liability or otherwise (including as a result of intellectual property infringement) arising out of the performance or breach of this Agreement or use of the Wafers and/or Units or the performance of the Works shall not exceed the total amount received by STATS from Chartered in respect of the performance of the Works by STATS.

16.3 In no event shall either Party be liable to the other with respect to any subject matter of this Agreement under any contract, tort (including negligence), strict liability or other legal or equitable theory, for any incidental, consequential, special, exemplary or indirect damages of any sort even if such Party has been informed of the possibility of such damages.


17.  CONFIDENTIALITY

17.1 All Confidential Information shall be kept confidential by the recipient unless or until the recipient Party can reasonably demonstrate that any such Confidential Information is, or part of it is, in the public domain through no fault of its own, whereupon to the extent that it is in the public domain or is required to be disclosed by law this obligation shall cease. For the purposes of this Agreement, 'Confidential Information' shall mean all communications between the Parties and/or between either Party and End Customer, and all information and other materials supplied to or received by either of them from the other or End Customer (a) prior to or on the date of this Agreement whether or not marked confidential; (b) after the date of this Agreement which is marked confidential with an appropriate legend, marking, stamp or other obvious written identification by the disclosing Party and/or End Customer, and (c) all information concerning the business transactions and the financial arrangements of the Parties and/or End Customer with any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient.

17.2 The Parties shall take all reasonable steps to minimise the risk of disclosure of Confidential Information, by ensuring that only they themselves and such of their employees and directors whose duties will require them to possess any of such information shall have access thereto, and will be instructed to treat the same as confidential.

17.3 The obligation contained in this Clause 17 shall endure, even after the termination of this Agreement, for a period of 5 years from the date expiry or termination of this Agreement except and until such Confidential Information enters the public domain as set out above.


18.  APPLICABILITY OF AGREEMENT TO AFFILIATE

     Affiliates of Chartered may enter into agreements for the Works with STATS in their own name and for their own account under the terms and conditions of this Agreement.


19.  NOTICES

19.1 Addresses

     All notices, demands or other communications required or permitted to be given or made under or in connection with this Agreement shall be in writing and shall be sufficiently given or made (a) if delivered by hand or commercial courier or (b) sent by pre-paid registered post or (c) sent by legible facsimile transmission

     (provided that the receipt of such facsimile transmission is confirmed and a copy thereof is sent immediately thereafter by pre-paid registered post or commercial courier) addressed to the intended recipient at its address or facsimile number set out below. A Party may from time to time notify the others of its change of address or facsimile number in accordance with this Clause 19.

     STATS

     5 Yishun Street 23
     Singapore 768442
     Facsimile no: (65) 6822 7837
     Attention: Legal Department

     Chartered

     60 Woodlands Industrial Park D
     Street 2
     Singapore 738406
     Facsimile no: (65) 6360 4970
     Attention: Legal Department

19.2 Deemed Delivery

     Any such notice, demand or communication shall be deemed to have been duly served (a) if delivered by hand or commercial courier, or sent by pre-paid registered post, at the time of delivery; or (b) if made by successfully transmitted facsimile transmission, at the time of dispatch (provided that the receipt of such facsimile transmission is confirmed and that immediately after such dispatch, a copy thereof is sent by pre-paid registered post or commercial courier).


20.  WAIVER AND REMEDIES

20.1 No delay or neglect on the part of either Party in enforcing against the other Party any term or condition of this Agreement or in exercising any right or remedy under this Agreement shall either be or be deemed to be a waiver or in any way prejudice any right or remedy of that Party under this Agreement.

20.2 No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by either of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedy.


21.  SEVERANCE

     If any provision or part of this Agreement is rendered void, illegal or unenforceable in any respect under any enactment or rule of law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


22.  ENTIRE AGREEMENT

22.1 This Agreement and the Appendices constitutes the entire agreement between STATS and Chartered and shall supersede all previous agreements and undertakings between Parties with respect to the subject matter hereof.

22.2 The following Appendices are hereby deemed a part of this Agreement and incorporated herein by reference. The term 'Agreement' includes the following Appendices:-

     Appendix A        Specifications relating to Sort, Assembly and Final Test
                       of Wafers and/or Units


23.  NO ASSIGNMENT OR SUB-CONTRACTING

     Unless otherwise agreed in writing by the Parties, this Agreement may not be assigned or sub-contracted by either Party to any third-party without the prior written consent of the other Party, save that STATS may subcontract the plating process, probecard, loadboard and tape and reel services to its nominated subcontractors subject to Chartered's prior written consent for the change of subcontractors.


24.  GOVERNING LAW

24.1 This Agreement shall be governed by and construed in accordance with the substantive laws of Singapore. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore.

24.2 The Parties hereby specifically exclude the application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.


IN WITNESS WHEREOF the Parties have hereunto entered into this Agreement as at the date first above written.



/s/ Ang Tang Yong
----------------------------------
Name: Ang Tang Yong
Title:  Vice President for QRA and Fab Support Operation
for and on behalf of
CHARTERED SEMICONDUCTOR MANUFACTURING LTD



/s/ Cheong Chan Yong
----------------------------------
Name:  Cheong Chan Yong
Title: Vice President, Sales and Marketing
for and on behalf of
ST ASSEMBLY TEST SERVICES LTD

                                   APPENDIX A

              SPECIFICATIONS RELATING TO THE SORT, ASSEMBLY AND/OR
                        FINAL TEST OF WAFERS AND/OR UNITS

---------------------------------------------------------------------------------------------------------
STATS SPECIFICATIONS
(AND AMENDMENTS THERETO)
---------------------------------------------------------------------------------------------------------
DOCUMENT NO.                            DOCUMENT TITLE
---------------------------------------------------------------------------------------------------------
TG080003QP                              Project Initiation/NRE and Program Acceptance Criteria
---------------------------------------------------------------------------------------------------------
QT090010QP                              QA Incoming Wafer Inspection Procedure
---------------------------------------------------------------------------------------------------------
TG160001QP                              Test Program/Audit Verification
---------------------------------------------------------------------------------------------------------
TG020001QP                              Test Administration Procedure
---------------------------------------------------------------------------------------------------------
QT090004QP                              QA Outgoing Wafer Inspection Procedure
---------------------------------------------------------------------------------------------------------
AD140014QP                              Chartered Wafer Drop Ship Procedure
---------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------
CHARTERED SPECIFICATIONS
(AND AMENDMENTS THERETO)
---------------------------------------------------------------------------------------------------------
DOCUMENT NO.                            DOCUMENT TITLE
---------------------------------------------------------------------------------------------------------
TK-001                                  SORT/FINAL TEST QUALIFICATION/ CORRELATION PROCEDURES FOR
                                        APPROVED SUBCONTRACTOR
---------------------------------------------------------------------------------------------------------
TK-002                                  ENGINEERING CHANGE CONTROL FOR TEST SUBCONTRACTORS
---------------------------------------------------------------------------------------------------------
TK-003                                  ABNORMAL YIELD CONTROL FOR ASSEMBLY/ TEST SUBCONTRACTOR
---------------------------------------------------------------------------------------------------------
TK-008                                  PROCUREMENT SPECIFICATION FOR WAFER SORT AND FINAL TEST SERVICES
---------------------------------------------------------------------------------------------------------
TK-010                                  MANUFACTURING CHANGE CONTROL FOR ASSEMBLY SUBCONTRACTOR
---------------------------------------------------------------------------------------------------------
TK-030                                  PROCEDURE FOR CUSTOMER REWORK
---------------------------------------------------------------------------------------------------------
BX-005                                  TURNKEY BUSINESS PROCEDURE
---------------------------------------------------------------------------------------------------------